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                                                                    EXHIBIT 99.1

TEPPCO Partners, L.P. Reports Third Quarter Results

HOUSTON, Oct. 13 /PRNewswire/ -- TEPPCO Partners, L.P. (NYSE: TPP - news) today reported third quarter net income of $17.2 million, or $0.41 per unit. This compares with 1999 third quarter net income of $13.4 million, or $0.32 per unit.

"The results for the 2000 third quarter include the contribution of the pipeline and terminal assets acquired from ARCO Pipe Line Company in July," said William
L. Thacker, chairman, president and chief executive officer of the general partner of TEPPCO. "This acquisition provided about $5 million of earnings for the quarter. It served to offset lower earnings in the products segment as a result of slightly lower revenues due to price volatility for gasoline and distillate in the Midwest market area, and increased interest costs associated with projects in development. The performance of the crude oil segment, excluding the assets acquired in July, was also slightly lower than third quarter 1999 as a result of increased maintenance and project costs and interest expense for acquisitions and expansion projects."

Products transportation revenues for third quarter 2000 were $44.0 million, compared with $43.0 million for the 1999 quarter. The increase was due to higher deliveries of liquefied petroleum gases (LPGs), primarily propane, as a result of cooler than normal weather in TEPPCO's market areas, crop drying demand, favorable location differentials and lower inventories in customer storage. Offsetting this increase were lower deliveries of refined products, primarily gasoline and distillate, as a result of high refinery utilization rates in TEPPCO's market area and continued price volatility in the Midwest.

Mont Belvieu operations and Other revenues for the products segment were $9.2 million for the current quarter, compared with $10.6 million for the 1999 quarter. The decrease was due to lower sales of product inventory and lower shuttle revenues at Mont Belvieu.

The crude oil gathering and marketing gross margin was $11.7 million for the 2000 third quarter, compared with $10.2 million for the 1999 quarter. Additionally, the 2000 quarter results include $9.3 million of equity in earnings from Seaway Crude Pipeline and $5.7 million of crude pipeline transportation and terminal services revenues from the assets acquired in July. Crude oil marketing volumes in the 2000 quarter were approximately 255,000 barrels per day, compared with approximately 253,000 barrels per day in 1999. Transportation volumes of crude oil and natural gas liquids (NGLs) were approximately 110,000 barrels per day in the 2000 quarter, compared with approximately 105,000 barrels per day in the 1999 quarter. Additionally, crude oil transportation volumes from the assets acquired in July were 55,000 barrels per day for the period owned. Lube oil volumes were approximately 654,000 gallons per month, compared with approximately 763,000 gallons per month in the 1999 quarter.

Operating expenses, including fuel and power, were $39.3 million for the third quarter of 2000, compared with $35.2 million in the 1999 third quarter. $3.1 million of the increase was for expenses associated with the assets acquired in July, plus higher labor costs, legal fees and associated start-up costs for projects in development, electric power costs, field maintenance costs and outside services.


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Interest expense -- net was $14.4 million for third quarter 2000, compared with
$7.4 million for the comparable 1999 quarter. Interest expense increased $7.9 million due to additional borrowings to fund the July asset acquisition and for other small crude pipeline acquisitions completed in the quarter at the crude oil segment. The increase was offset somewhat by higher interest capitalized on projects.

Net income for the nine months ended Sept. 30, 2000, was $54.6 million, or $1.36 per unit, compared with $50.8 million, or $1.34 per unit for the same period in 1999.

Products transportation revenues for the 2000 nine-month period were $138.2 million, compared with $138.6 million for the nine months ended Sept. 30, 1999. Lower deliveries of refined products, primarily gasoline, due to the previously mentioned price volatility that occurred in the spring and summer were offset by increased deliveries of LPGs, primarily propane.

Mont Belvieu operations and Other revenues for the products segment were $33.0 million for the first nine months of 2000, compared with $30.4 million for the first nine months of 1999. The increase was due to $1.0 million from sales of product inventory, $0.8 million from Mont Belvieu operations and $0.8 million of other revenues.

The crude oil gathering and marketing gross margin was $31.7 million for the first nine months of 2000, compared with $28.2 million for the comparable 1999 period. Additionally, the 2000 year-to-date results include $9.3 million of equity in earnings from Seaway Crude Pipeline and $5.7 million of crude pipeline transportation and terminal services revenues from the assets acquired in July. Crude oil marketing volumes were approximately 277,000 barrels per day in the first nine months of 2000, compared with 1999 nine month volumes of approximately 250,000 barrels per day. Transportation volumes of crude oil and NGLs were approximately 111,000 barrels per day in the nine months of 2000 compared with approximately 105,000 barrels per day in the 1999 nine months. Additionally, crude transportation volumes from the assets acquired in July were 55,000 barrels per day for the period owned. Lube oil volumes were approximately 795,000 gallons per month in the 2000 period, compared with approximately 714,000 gallons per month in the 1999 period.

Operating expenses, including fuel and power, for the nine months ended Sept. 30, 2000, totaled $110.0 million, compared with $100.8 million for the same period in 1999. The increase was due to higher labor costs, electric power costs, expenses for projects in development, field maintenance expenditures and outside service costs. The costs associated with the July asset acquisition were $3.1 million.

Interest expense -- net was $29.1 million during the first nine months of 2000, compared with $22.2 million during the first nine months of 1999. The increase was due primarily to higher borrowings to fund the acquisition of assets in July and crude oil segment projects, offset somewhat by higher interest capitalized on projects.

TEPPCO will be hosting a conference call related to third quarter 2000 on Friday, Oct., 13, 2000, at 3:15 p.m. Central Daylight Time. Interested parties may listen via the Internet, on either a live or replay basis at www.streetevents.com.

Except for the historical information contained herein, the matters discussed in this news release are
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forward looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, market conditions, governmental regulations and factors discussed in TEPPCO Partners, L.P. filings with the Securities and Exchange Commission.

TEPPCO Partners, L.P. is a publicly traded master limited partnership, which conducts business through various subsidiary operating companies. TEPPCO owns and operates one of the largest common carrier pipelines of refined petroleum products and liquefied petroleum gases in the United States; is engaged in crude oil gathering, transportation, storage and marketing; and owns a 50 percent interest in Seaway Crude Pipeline Company and an undivided ownership interest in the Rancho and Basin Pipelines. Texas Eastern Products Pipeline Company, LLC, an indirect wholly owned subsidiary of Duke Energy Field Services, is the general partner of TEPPCO Partners, L.P. For more information, access TEPPCO's website at www.teppco.com.
                            TEPPCO Partners, L. P.
                             FINANCIAL HIGHLIGHTS
              (Unaudited - In Millions, Except Per Unit Amounts)

                                       Three Months              Nine Months
                                          Ended                     Ended
                                      September 30,              September 30,
                                   2000 (A)       1999        2000 (A)      1999
    Operating Revenues:
     Sales of crude oil
      and petroleum products        $  686.7     $  497.8     $ 2,059.2   $ 1,118.3
     Transportation - Refined
      Products                          29.5         33.5          90.2        92.4
     Transportation - LPGs              14.5          9.5          48.0        46.2
     Transportation - Crude oil
      and NGLs                           7.9          3.0          15.8         8.5
     Equity in earnings of Seaway
      Crude Pipeline Co.                 9.3           --           9.3          --
     Mont Belvieu operations             3.0          3.3          10.4         9.6
     Other                               8.3          7.3          24.7        20.8

      Total Operating Revenues         759.2        554.4       2,257.6     1,295.8

    Purchases of crude oil and
     petroleum products                679.5        490.6       2,039.8     1,098.6
    Operating, general and
     administrative                     30.5         27.0          85.3        77.6
    Operating fuel and power             8.8          8.2          24.7        23.2
    Depreciation and
     amortization                        9.2          8.2          25.7        24.5

      Total costs and expenses         728.0        534.0       2,175.5     1,223.9

      Operating income                  31.2         20.4          82.1        71.9

    Interest expense - net             (14.4)        (7.4)        (29.1)      (22.2)
    Other income - net                   0.4          0.4           1.6         1.1

      Net income                   $    17.2    $    13.4    $     54.6    $   50.8

    Net Income Allocation:
     Limited Partner

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
      Unitholders                 $    12.0    $     9.4    $     39.5    $   39.0
     Class B Unitholder                 1.6          1.3           5.3         5.3
     General Partner                    3.6          2.7           9.8         6.5

       Total net income
        allocated                 $    17.2    $    13.4    $     54.6    $   50.8

    Basic and Diluted Net Income
     Per Limited Partner and
     Class B Unit                 $    0.41    $    0.32    $     1.36    $   1.34

    Number of Limited Partner
     and Class B Units                 32.9         32.9          32.9        32.9


    (A) Results for 2000 include the acquisition of crude pipeline and terminal assets acquired July 21, 2000.


    TEPPCO Partners, L. P.
    Condensed Balance Sheets (Unaudited)
    (In Millions)

                                                 September 30,   December 31,
                                                    2000 (A)         1999
    Assets
    Current assets
     Cash and cash equivalents                     $    25.0      $    32.6
     Short-term investments                              1.0            1.5
     Other                                             273.3          229.0

    Total current assets                               299.3          263.1

    Property, plant and equipment - net                852.2          720.9
    Investments - Other                                  6.2            5.2
    Equity investments                                 237.6             --
    Other assets                                        67.6           52.2

    Total assets                                   $ 1,462.9      $ 1,041.4


    Liabilities and Partners' Capital
    Current liabilities and maturities of debt     $   300.6      $   243.5
    Senior Notes                                       389.7          389.7
    Other long-term debt                               433.0           66.0
    Other non-current liabilities and minority
     interest                                            7.1            6.5
    Class B Units                                      105.5          105.9
    Partners' capital
     General partner's interest                          0.7            0.7
     Limited partners' interests                       226.3          229.1

    Total partners' capital                            227.0          229.8

    Total liabilities and partners' capital        $ 1,462.9      $ 1,041.4

   (A) Includes the acquisition of crude pipeline and terminal assets acquired July 21, 2000.

    TEPPCO Partners, L. P.
    Condensed Statements of Cash Flow (Unaudited) (In Millions)

                                                            Nine Months
                                                               Ended
                                                           September 30,
                                                       2000 (A)         1999
    Cash Flows from Operating Activities
     Net income                                        $   54.6       $   50.8
     Depreciation, working capital and other               23.3           18.3

    Net Cash Provided by Operating Activities              77.9           69.1

    Cash Flows from Investing Activities:
     Proceeds from cash investments                         1.5            3.8
     Purchases of cash investments                         (2.0)          (3.2)
     Purchase of Seaway Crude Pipeline interest and
      other assets                                       (322.6)            --
     Investment in Centennial Pipeline                     (3.0)            --
     Purchase of crude oil assets                          (7.8)          (2.2)
     Capital expenditures                                 (53.3)         (60.4)

    Net Cash Used in Investing Activities                (387.2)         (62.0)

    Cash Flows from Financing Activities:
     Issuance of term loan and revolving credit
      facility                                            367.0           33.0
     Debt issuance costs                                   (7.1)            --
     Payment on revolving credit facility                    --           (5.0)
     Distributions paid                                   (58.2)         (51.0)

    Net Cash Used in Financing Activities                 301.7          (23.0)

    Net Decrease in Cash and Cash Equivalents              (7.6)         (15.9)
    Cash and Cash Equivalents -- beginning of period       32.6           47.4

    Cash and Cash Equivalents -- end of period         $   25.0       $   31.5

    Supplemental Cash Information:
     Interest paid during the year (net of
      capitalized interest)                            $   27.7       $   28.5

    Non-cash Financing Activities:
     Refinancing of term loan and revolving credit
      facility                                         $   86.0             --

    (A) Includes the acquisition of crude pipeline and terminal assets acquired July 21, 2000.



TEPPCO Partners, L. P.

OPERATING DATA (Unaudited - In Millions, Except Per Barrel, Per Gallon and MBbl/day Amounts)
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
                                        Three Months              Nine Months
                                           Ended                     Ended
                                        September 30,            September 30,
                                     2000          1999         2000          1999
    Products System:
     Barrels Delivered

       Refined Products               32.5          35.9         97.2          99.8
       LPGs                            9.1           6.4         27.4          25.9
       Mont Belvieu Operations         5.5           8.0         19.2          20.8

       TOTAL                          47.1          50.3        143.8         146.5

    Average Rate Per Barrel
       Refined Products            $  0.91       $  0.93      $  0.93       $  0.93
       LPGs                           1.60          1.48         1.75          1.78
       Mont Belvieu Operations        0.16          0.15         0.15          0.16

    Average System Rate Per
     Barrel                        $  0.95       $  0.88      $  0.98       $  0.97

    Crude Oil System (A)
     Margins:
       Crude oil
        transportation             $   5.1       $   4.5     $   14.8      $   13.4
       Crude oil marketing             3.9           3.5          9.5           8.5
       NGL transportation              1.8           1.6          5.1           4.6
       LSI                             0.9           0.6          2.3           1.7
        Total Margin               $  11.7       $  10.2     $   31.7      $   28.2

    Volumes: (MBbl/day)
       Crude oil transportation       94.9          90.8         97.3          92.1
       Crude oil marketing           254.6         253.3        276.8         250.1
       NGL transportation             15.5          14.3         14.1          12.8

    LSI Volume (Total Gallons)         2.0           2.3          7.2           6.4

    Margin (Per Barrel)
       Crude oil
        transportation             $ 0.581       $ 0.533     $  0.555      $  0.533
       Crude oil marketing         $ 0.165       $ 0.149     $  0.125      $  0.124
       NGL transportation          $ 1.267       $ 1.206     $  1.332      $  1.301

    LSI Margin (Per Gallon)        $ 0.470       $ 0.265     $  0.321      $  0.271


    Note (A) Above excludes data associated with crude pipeline and terminal assets acquired in July 21, 2000.

Data related to the acquired assets for the above periods is to be posted by October 31, 2000 on TEPPCO's website at www.teppco.com.